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                                                                    EXHIBIT 12.1

                                      Three Months Ended
                                          March 31,                     Year Ended December 31,
                                      ------------------ -----------------------------------------------------
       Amounts in 000's                 2006     2005      2005      2004       2003        2002       2001
EARNINGS AS DEFINED:
  Income (Loss) From Continuing
   Operations After Interest Charges  $(3,296) $ (8,033) $132,734   $104,312  $ 19,277   $ (235,070)  $ 63,405
  Income Taxes                         (1,686)   (3,692)   63,995     56,572      (614)    (131,784)    32,737
                                      -------  --------  --------   --------  --------   ----------   --------
  Income (Loss) From Continuing
   Operations before Income Taxes      (4,982)  (11,725)  196,729    160,884    18,663     (366,854)    96,142

  Fixed Charges                        47,081    46,352   159,776    145,055   195,342      137,968    112,343
  Capitalized Interest                 (5,372)   (4,313)  (23,187)    (5,738)   (2,700)      (3,412)    (2,141)

     Total                            $36,727  $ 30,314  $333,318   $300,201  $211,305   $(232,298)   $206,344
                                      =======  ========  ========   ========  ========   =========    ========

FIXED CHARGES AS DEFINED:
  Interest Expensed and
    Capitalized (1)                   $47,081  $ 46,352  $159,776   $145,055  $195,342   $  137,968   $112,343
                                      -------  --------  --------   --------  --------   ----------   --------

     Total                            $47,081  $ 46,352  $159,776   $145,055  $195,342   $  137,968   $112,343
                                      =======  ========  ========   ========  ========   ==========   ========

RATIO OF EARNINGS TO FIXED CHARGES                           2.09       2.07      1.08                    1.84

  DEFICIENCY                          $10,354  $16,038  $     --    $     --  $     --   $  370,266   $     --

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(1)  Includes amortization of premiums,  discounts, and capitalized debt expense and interest component of rent expense.